EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NovaStar Financial, Inc., a Maryland corporation, and its subsidiaries

•	NovaStar Assets Corporation, a Delaware corporation
•	NovaStar Certificates Financing Corporation, a Delaware corporation
•	NovaStar Capital Access Corporation, a Delaware corporation
•	NovaStar Financial Repurchase Corporation, a Delaware corporation
•	NovaStar Mortgage Repurchase Corporation, a Delaware corporation

•	NFI Holding Corporation, a Delaware corporation, and its subsidiaries
a.	NovaStar Mortgage, Inc., a Virginia corporation
b.	NovaStar Home Mortgage, Inc., a Delaware corporation
c.	NovaStar Capital, Inc., a Delaware corporation
d.	NovaStar Mortgage Funding Corporation, a Delaware corporation
e.	NovaStar Mortgage Funding Corporation II, a Delaware corporation
f.	NovaStar Mortgage Funding Corporation III, a Delaware corporation
g.	NovaStar REMIC Financing Corporation, a Delaware corporation
h.	Ampro Financial Services, Inc., a Delaware corporation